EX-28(d)(4)(j)(i)

Lincoln Investment Advisors Corporation

150 N. Radnor-Chester Road

Radnor, Pennsylvania 19087

May 20, 2022

Channing Capital Management, LLC

10 S. LaSalle Street

Chicago, IL 60603

Re:  Sub-Investment Advisory Agreement

Dear Sir/Madam:

Reference is made to the Sub-Investment Advisory Agreement dated May 20, 2022, by and between Lincoln Investment Advisors Corporation (the “Adviser”) and Channing Capital Management, LLC (the “Sub-Adviser”) (the “Sub-Advisory Agreement”). Unless otherwise indicated, capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) shall have the respective meanings given to them in the Sub-Investment Advisory Agreement.

In connection with the Sub-Investment Advisory Agreement, the Sub-Adviser and the Adviser hereby agree as follows:

1.       The Sub-Adviser shall, at all times during the term of the Sub-Advisory Agreement, maintain on its books cash or cash equivalents sufficient to cover all insurance deductibles for insurance carried by the Sub-Adviser. The Sub-Adviser shall promptly notify the Adviser if such amounts are not, or the Sub-Adviser has reason to believe may not be, maintained on the books of the Sub-Adviser.

a.	The Sub-Adviser shall, at all times during the term of the Sub-Advisory Agreement, maintain all insurance policies that cover the Sub-Adviser as of the date hereof.

b.	The Sub-Adviser shall promptly notify the Adviser upon any material changes in the Sub-Adviser’s insurance deductibles or coverages.

2.      The Sub-Adviser shall provide to the Adviser true and complete copies of its quarterly financial statements promptly upon each quarter-end.

3.      The Sub-Adviser shall notify the Adviser promptly if the Sub-Adviser’s assets under management decrease 10% or more from their levels as of the effective date hereof, regardless of whether such decrease arises from client redemptions or market declines.

4.    If any one or more of the provisions of this Letter Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

5.      This Letter Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by the parties hereto relating to the matters contemplated hereby.

6.      This Letter Agreement may be amended or modified only by a writing signed by duly authorized officers of both the Adviser and the Sub-Adviser.

7.      This Letter Agreement shall become effective May 20, 2022, and shall terminate upon the termination of the Sub-Advisory Agreement between the Adviser and the Sub-Adviser.

Very truly yours,

LINCOLN INVESTMENT ADVISORS CORPORATION

By: /s/ Benjamin A. Richer
Name: Benjamin A. Richer
Title: Senior Vice President

ACCEPTED:

CHANNING CAPITAL MANAGEMENT, LLC

By: /s/ Rodney B. Herenton
Name: Rodney B. Herenton
Title: Founder/Co-CEO

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